                                                                   EXHIBIT 10.55

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                 LIMITED LIABILITY COMPANY OPERATING AGREEMENT

                                      OF

                            PETRO TRAVEL PLAZA LLC

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

                               TABLE OF CONTENTS

                                                                            PAGE

PREAMBLE                                                                       1


ARTICLE 1  ORGANIZATION                                                        1

 1.1  FORMATION.                                                               1
 1.2  NAME.                                                                    1
 1.3  PRINCIPAL PLACE OF BUSINESS; OTHER PLACES OF BUSINESS; DELAWARE
      REGISTERED OFFICE.                                                       1
 1.4  BUSINESS PURPOSE; BUSINESS OF MEMBERS.                                   1
 1.5  TITLE TO PROPERTY.                                                       3
 1.6  ARTICLES.                                                                3
 1.7  FICTITIOUS BUSINESS NAME STATEMENTS.                                     3
 1.8  DESIGNATED AGENT FOR SERVICE OF PROCESS.                                 3
 1.9  TERM.                                                                    4

ARTICLE 2  DEFINITIONS                                                         4


ARTICLE 3  CAPITAL, CAPITAL ACCOUNTS AND MEMBERS                              12

 3.1  INITIAL CAPITAL CONTRIBUTIONS OF MEMBERS.                               12
 3.2  ADDITIONAL CAPITAL CONTRIBUTIONS BY MEMBERS.                            12
 3.3  CAPITAL ACCOUNTS.                                                       13
 3.4  OTHER MATTERS.                                                          14


ARTICLE 4  DISTRIBUTIONS OF CASH                                              14

 4.1  DISTRIBUTIONS IN GENERAL.                                               14
 4.2  ORDER OF DISTRIBUTIONS.                                                 14


ARTICLE 5  ALLOCATIONS OF NET PROFITS AND NET LOSSES                          15

 5.1  ALLOCATION OF NET PROFITS AND NET LOSSES.                               15
 5.2  ADDITIONAL SPECIAL ALLOCATIONS.                                         16
 5.3  OTHER PROVISIONS.                                                       19


ARTICLE 6  OPERATIONS                                                         19

 6.1  MANAGEMENT.                                                             19
 6.2  MATERIAL DECISIONS.                                                     25
 6.3  COMPENSATION OF MEMBERS.                                                27

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 6.4  REIMBURSEMENT.                                                          27
 6.5  INSURANCE.                                                              27
 6.6  RECORDS AND REPORTS.                                                    28
 6.7  INDEMNIFICATION AND LIABILITY OF MEMBERS.                               28
 6.8  TIME COMMITMENT.                                                        29


ARTICLE 7  TRANSFERS OF MEMBERSHIP INTERESTS AND RIGHT TO FORCE SALE OF
ASSETS                                                                        29

 7.1  TRANSFERS OF MEMBERSHIP INTERESTS.                                      29
 7.2  BUY/SELL.                                                               30
 7.3  RIGHT OF FIRST REFUSAL.                                                 32
 7.4  PRIORITY OF BUY/SELL OR ROFR.                                           33
 7.5  TRC RIGHT TO PURCHASE PETRO'S INTEREST UPON DISSOLUTION.                33
 7.6  LIMITATION UPON RIGHTS OF TRANSFEREE.                                   34
 7.7  PETRO FRANCHISE RIGHTS.                                                 34


ARTICLE 8  DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY            34

 8.1  LIMITATIONS.                                                            34
 8.2  EXCLUSIVE CAUSES.                                                       35
 8.3  LIQUIDATION.                                                            35
 8.4  NO CAPITAL CONTRIBUTION UPON DISSOLUTION.                               36


ARTICLE 9  OTHER PROVISIONS                                                   36

 9.1  ACCOUNTING AND FISCAL YEAR.                                             36
 9.2  ACCOUNTANTS.                                                            36
 9.3  BANK ACCOUNTS.                                                          37
 9.4  MEETINGS OF MEMBERS.                                                    37
 9.5  ENTIRE AGREEMENT; BINDING PROVISIONS.                                   37
 9.6  FURTHER ASSURANCES.                                                     37
 9.7  NOTICES.                                                                37
 9.8  ATTORNEYS' FEES.                                                        37
 9.9  TAX MATTERS.                                                            38
 9.10 GOVERNING LAW.                                                          38
 9.11 TIME OF ESSENCE.                                                        38
 9.12 AMENDMENTS.                                                             38
 9.13 COUNTERPARTS.                                                           38
 9.14 TITLES.                                                                 38
 9.15 SUCCESSORS.                                                             38
 9.16 COMPUTATION OF TIME PERIODS.                                            38
 9.17 SEVERABILITY.                                                           38
 9.18 MAXIMUM INTEREST RATES.                                                 38
 9.19 ARBITRATION.                                                            39
 9.20 NO THIRD PARTY BENEFICIARIES.                                           39
 9.21 SIGNATORY AUTHORITY                                                     39

                                       ii
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EXHIBIT "A"  MEMBERS, CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS           1


EXHIBIT "B"  DESCRIPTION OF LAND                                               1


EXHIBIT "C"  FORM OF DEED                                                      1


EXHIBIT "D"  PROPOSED SITE PLAN                                                1

                 LIMITED LIABILITY COMPANY OPERATING AGREEMENT
                                      OF
                            PETRO TRAVEL PLAZA LLC



                                   PREAMBLE

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this "AGREEMENT") is made and entered into and effective as of December 5, 1997 by and between Petro Stopping Centers, L.P., a Delaware limited partnership ("Petro"), Tejon Development Corporation, a California corporation ("TRC"), and Tejon Ranch Company, a Delaware corporation, solely in its capacity as guarantor with respect to TRC's obligations as set forth herein.


                                   ARTICLE 1
                                 ORGANIZATION

     1.1 FORMATION. The Members hereby form Petro Travel Plaza LLC (the "Company") under the Act for the purposes and upon the terms and conditions hereinafter set forth. The rights and liabilities of the Members of the Company shall be as provided in the Act, except as otherwise expressly provided herein or in the Articles.

     1.2 NAME. The name of the Company shall be "Petro Travel Plaza LLC." The Company may also do business at the same time under one or more fictitious names if the Members agree to do so.

     1.3 PRINCIPAL PLACE OF BUSINESS; OTHER PLACES OF BUSINESS. The principal office of the Company is located at 4436 Lebec Road, Lebec, California 93243, or such other place within the State of California as the Members may agree.

     1.4  BUSINESS PURPOSE; BUSINESS OF MEMBERS.

          1.4.1 The purposes of the Company shall be to (a) acquire the land described on Exhibit "B" to this Agreement (the "LAND") via a deed substantially in the form attached hereto as Exhibit "C", (b) entitle, develop and improve the Land, including (i) preparing the Land for, and constructing thereon, the Travel Plaza and related on-site improvements (the "ON-SITE IMPROVEMENTS") and (ii) constructing off-site improvements (the "OFF-SITE IMPROVEMENTS") necessary or, as determined by the Members, desirable to the development, improvement and operation of the Land with the On-Site Improvements (the On-Site Improvements and the Off-Site Improvements are sometimes referred to herein collectively as the "IMPROVEMENTS"), pursuant to such plans, specifications, budgets and the like which may be approved by the Members from time to time, (c) operate the On-Site Improvements pursuant to the Budget in effect from time to time and in a manner consistent with the uses for which they are designed or for such other use or uses which may be approved by the Members from time to time, and (d) do all things necessary for, incident to and connected with or arising out of such activities (including, without limitation, financing such activities

                                       1
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and selling or exchanging the Company's business or an interest or interests therein) The Land shall be acquired by the Company via Capital Contribution by TRC as soon as the Land is a separate legal parcel or parcels; in this connection, TRC covenants that it shall use its commercially reasonable best efforts to cause the Land to be one or more separate legal parcels as soon as reasonably possible.

          Subject to the terms of this Agreement, the Company shall have the power to do and perform all things determined by the Members to be conducive to the accomplishment of such purposes and shall not engage in any other business without the approval of the Members.

          1.4.2 Except as otherwise provided in this Section 1.4.2, each Member may engage or invest in, independently or with others, any business activity of any type or description, including, without limitation, those that might be the same as, similar to or even competitive with the Company's business. Except as otherwise provided in this Section 1.4.2, no Member shall be obligated to present any business or investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company. Except as otherwise provided in this Section 1.4.2, each Member waives (a) any right it may otherwise have to participate in any fashion in any such business or investment opportunity or prospective economic advantage and (b) any claims it may otherwise have arising out of the existing or future activities of the other Member. In making these waivers, each Member acknowledges and agrees that (a) it has been represented by independent legal counsel in negotiating and executing this Agreement, and each Member's counsel has informed such Member of the legal significance of these waivers, (b) it has performed its own diligence regarding the existing and proposed activities and assets of the other Member, and (c) based on its diligence, it is fully informed of the business, investment and economic significances and consequences of these waivers. Further, in making these waivers, Petro acknowledges having reviewed the most recent filings of Tejon Ranch Company with the SEC (including, without limitation, its most recent Forms 10-K and 10-Q) and further acknowledges that it understands that TRC and its Affiliates own approximately 275,000 acres of land contiguous to the Land which they intend to develop for their own account(s) and/or the accounts of others -- including development of portions of such land permitting activities which may be competitive with the Company (e.g., gas and/or diesel service stations, restaurants, retail and grocery stores, hotels and motels, etc.) and engaging in all or certain of such activities. Notwithstanding the above waivers, the Members agree to the following restrictions, and only the following restrictions, on their respective rights to pursue, independently or with others, any business or investment opportunity or prospective economic advantage prior to the dissolution, liquidation and termination of the Company pursuant to
Article 8:

          (a) With respect to "Parcel 1" designated on the Proposed Site Plan attached hereto as Exhibit "D" and the approximately 10-acre area indicated and described in metes and bounds terms on "Parcel 2" designated on Exhibit "D" (the "RESTRICTED AREAS"), without the prior written approval of Petro, its successors or permitted assigns, no portion of the Restricted Areas may be used for the operation of a truck stop which may be competitive with the Travel Plaza.

          (b) With respect to the Restricted Areas, without the prior written approval of Petro, its successors or permitted assigns, until two
     (2) years after the opening of the Travel Plaza for business no portion of the Restricted Areas may be used for the operation of a restaurant or a gas and/or diesel service station.

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

          (c) With respect to the Restricted Areas, without the prior written approval of Petro, its successors or permitted assigns, during the period beginning two (2) years after the Travel Plaza has opened for business and ending five (5) years following such opening date, no portion of the Restricted Areas may be used for the operation of a gas and/or diesel service station (the "SERVICE STATION AREA") without (i) in the case where TRC or any TRC Affiliate would own or operate, directly or indirectly, the gas and/or diesel service station, first offering to Petro in writing the right to participate with TRC or the TRC Affiliate on a Proportionate basis in the ownership and operation of the gas and/or diesel service station or (ii) in the case where TRC or the TRC Affiliate desires to sell, option, lease or otherwise transfer the Service Station Area or any portion thereof to a third party for the operation of a gas and/or diesel service station, without first offering in writing to sell, option, lease or otherwise transfer (as the case may be) the Service Station Area to Petro on the same terms and conditions which have been offered by such other person or persons (the "SERVICE STATION OFFEROR"). Petro shall have thirty (30) days in which to agree in writing to accept such offer from TRC or the TRC Affiliate (as the case may be). As a condition to accepting the offer, Petro must reimburse all legal, accounting and other diligence costs and expenses actually incurred by the Service Station Offeror in putting together and making its offer to buy, option, lease or otherwise acquire the Service Station Area from TRC or the TRC Affiliate ("SERVICE STATION OFFEROR EXPENSES") up to $10,000, provided, however, that this condition to accepting the offer shall no longer apply after Petro has paid the Service Station Offeror Expenses of two (2) Service Station Offerors. If Petro does not agree in writing within such 30-day period to accept such offer, or in the event Petro accepts such offer but does not perform in any material respect under the contract formed pursuant to the acceptance of the offer, TRC and its Affiliates shall be free to pursue the sale, option, lease or other transfer (as the case may be) of the Service Station Area to the Service Station Offeror upon the terms and conditions offered by the Service Station Offeror. If the sale to the Service Station Offeror is not consummated upon the terms and conditions offered to Petro, the restrictions of this subparagraph (c) and Petro's right of first refusal provided for herein shall again apply to the Service Station Area. In the event Petro accepts such offer, and thereafter purchases or leases the Service Station Area, Petro agrees that it shall use its commercially reasonable best efforts to develop and construct a service station of comparable or better quality to that which was proposed by the Service Station Offeror and/or a restaurant approved in writing by TRC.

     1.5 TITLE TO PROPERTY. All real and tangible and intangible personal property of the Company shall be held in the name of the Company.

     1.6 ARTICLES. The Members shall cause to be filed the Articles and, at the Company's expense, pay appropriate filing fees as required by the Act. The Members shall execute and file amendments to the Articles from time to time as required by the Act.

     1.7 FICTITIOUS BUSINESS NAME STATEMENTS. Following the execution of this Agreement, fictitious business name statements shall be filed and published if and when required by applicable law. Any such statement shall be renewed as required by applicable law.

     1.8 DESIGNATED AGENT FOR SERVICE OF PROCESS. The designated agent for service of process for the Company is Dennis Mullins, and the address for service of process on the designated agent is

4436 Lebec Road, Lebec, California 93243. The registered agent for service of process on the Company in the State of Delaware shall be CT Corporation System.

     1.9 TERM. The Company shall commence on the date that the Articles are properly filed, and shall continue until December 31, 2032 unless earlier terminated pursuant to Section 8.2 hereof or otherwise under the Act.


                                   ARTICLE 2
                                  DEFINITIONS

     The following capitalized words and phrases used in this Agreement shall have the following meanings:

     2.1  "ACCOUNT" is defined in Section 9.3 hereof.

     2.2 "ACT" means the Beverly-Killea Limited Liability Company Act, Cal. Corp. Code Title 2.5, or any successor to the Act, and the regulations thereunder and the court decisions in respect thereof, all as the same shall be in effect from time to time.

     2.3 "ADJUSTED CAPITAL ACCOUNT" means, with respect to any Member, the balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

          2.3.1 Add to such Capital Account the amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

          2.3.2 Subtract from such Capital Account such Member's share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and
     (6).

     2.4 "ADMINISTRATIVE FEE" means the $20,833.33 monthly payment to be made to Petro, commencing with the beginning of the calendar month after the calendar month during which the Travel Plaza to be built and operated by the Company opens for business. Each installment of the Administrative Fee shall be payable in arrears out of Cash Available for Distribution (determined without regard to the Administrative Fee and the Company Accounting and Tax Service Fee), and, to the extent that an installment or any portion thereof cannot be paid when due, such installment or portion shall thereafter be payable out of the first available Cash Available for Distribution (determined without regard to accrued Administrative Fees and Company Accounting and Tax Services Fees payable). In the event that the Company has insufficient available funds to pay both the
                                                                   ----
Administrative Fee and the Company Accounting and Tax Services Fee when due, the Administrative Fee shall be paid first and, to the extent of the remaining available funds, a partial payment of the Company Accounting and Tax Services Fee shall be made.

     2.5 "AFFILIATE" means a Person that, directly or indirectly, through one or more intermediaries, has voting control or has its voting controlled by, or is under common voting control with, the Person specified.

     2.6  "AGREEMENT" is defined in the Preamble.

     2.7 "ARTICLES" means the articles of organization of the Company filed under the Act for the purpose of forming the Company as a limited liability company plus any duly executed and filed amendments.

     2.8  "BUDGET" is defined in Section 6.1.2(c).

     2.9 "CAPITAL ACCOUNT" means the Capital Account established and maintained for each Member in accordance with the following provisions:

          2.9.1 To each Member's Capital Account there shall be added (a) such Member's Capital Contributions and (b) such Member's allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Article 5 hereof or other provisions of this Agreement.

          2.9.2   From each Member's Capital Account there shall be subtracted
     (a) the amount of (i) cash and (ii) the Gross Asset Value of any Company Property distributed to such Member pursuant to any provision of this Agreement (net of liabilities encumbering the distributed Company Property that such Member is considered to assume or take subject to under Code
     Section 752), (b) such Member's allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Article 5 hereof and (c) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the company, calculated by reference to Code Section 752. With respect to distributions of Company Property, Capital Accounts shall first be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been previously reflected in Capital Accounts) would be allocated, pursuant to
     Article 5 hereof, to the Members if there were a taxable disposition of such property for its fair market value (taking Code Section 7701(g) into account) on the date of distribution.

          2.9.3 Additional adjustments shall be made to the Members' Capital Accounts as required by Regulations Sections 1.704-1(b) and 1.704-2 or, as permitted but not required, if approved by the Members. Adjustments to Capital Accounts in respect to Company income, gain, loss, deduction and non-deductible expenditures (or any item thereof) shall be made with reference to the federal tax treatment of such items (and, in the case of book items, with reference to federal tax treatment of the corresponding tax items) at the Company level, without regard to any requisite or elective tax treatment of such items at the Member level.

          2.9.4 The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations.

     2.10 "CAPITAL CONTRIBUTIONS" means the total amount of money or the Gross Asset Value of property contributed to the capital of the Company by a Member, whether as an initial Capital Contribution or as an additional Capital Contribution.

     2.11 "CASH AVAILABLE FOR DISTRIBUTION" means, with respect to any fiscal year, all Company cash receipts (but excluding any proceeds from a Terminating Capital Transaction), after deducting payments for operating cash expenses (including the Administrative Fee and the Company Accounting and Tax Services
Fee), payments for debt service (including payments on permitted loans from Members), capital expenditures, reinvestment of cash flow, financing proceeds and sales proceeds in additional Company Properties, and any other amounts set aside for the restoration, increase or creation of reasonable Reserves.

     2.12 "CODE" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

     2.13 "COMPANY" is defined in the Preamble.

     2.14 "COMPANY ACCOUNTING AND TAX SERVICES FEE" means the $5,000 quarterly payment to be made to TRC, commencing with the beginning of the first calendar quarter after the calendar quarter during which the Travel Plaza to be built and operated by the Company opens for business. Each installment of the Company Accounting and Tax Services Fee shall be payable in arrears out of Cash Available for Distribution (determined without regard to the Administrative Fee and the Company Accounting and Tax Services Fee), and, to the extent that an installment or any portion thereof cannot be paid when due, such installment or portion shall thereafter be payable out of the first available Cash Available for Distribution (determined without regard to accrued Administrative Fees and Company Accounting and Tax Service Fees payable). In the event that the Company has insufficient available funds to pay both the Administrative Fee and the Company Accounting and Tax Services Fee when due, the Administrative Fee shall be paid first and, to the extent of the remaining available funds, a partial payment of the Company Accounting and Tax Services Fee shall be made.

     2.15 "COMPANY MINIMUM GAIN" has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase "partnership minimum gain."

     2.16 "COMPANY PROPERTY" means all direct and indirect interests in real and personal property owned by the Company from time to time, and any property received in exchange therefor, and shall include both tangible and intangible property (including cash).

     2.17 "CONSTRUCTION LOAN" is defined in Section 3.2.2 hereof.

     2.18 "DEPRECIATION" means, for each fiscal year, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis, provided, however, that if the federal income tax depreciation, amortization or
--------  -------
other cost recovery
deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method approved by the Members.

     2.19 "DISSOLUTION EVENT" is defined in Section 7.5.

     2.20 "DISSOLUTION PURCHASE OPTION" is defined in Section 7.5.

     2.21 "ECONOMIC INTEREST" means a Person's right to share in the Net Profits, Net Losses or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member, including, without limitation, the right to vote or to participate in the management of the Company, or, except as specifically provided in this Agreement or by law, any right to information concerning the business and affairs of the Company.

     2.22 "FISCAL YEAR" is defined in Section 9.1.

     2.23 "FUEL SALES" is defined in Section 6.1.2(k).

     2.24 "GROSS ASSET VALUE" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          2.24.1 The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed upon by the Members.

          2.24.2 The Gross Asset Values of all Company assets immediately prior to the occurrence of any event described in subsection (a), subsection (b), subsection (c) or subsection (d) hereof shall be adjusted to equal their respective gross fair market values, as determined by the Members, as of the following times:

                  (a) the acquisition of an additional interest in the Company (other than in connection with the execution of this Agreement) by a new or existing Member in exchange for more than a de minimis Capital
                                                             -- -------
          Contribution;

                  (b) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an
            -- -------
          interest in the Company;

                  (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

                  (d) at such other times as the Members shall determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

          2.24.3 The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution, as agreed upon by the Members.

          2.24.4 The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).

          2.24.5 If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to Section 2.24.1, Section 2.24.2 or
     Section 2.24.4 hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

     2.25 "IMPROVEMENTS" is defined in Section 1.4.1.

     2.26 "INDEMNITEE" is defined in Section 6.7.

     2.27 "LAND" is defined in Section 1.4.1.

     2.28 "MATERIAL DISPUTE" means any bona fide material dispute between the Members with respect to the Company, which dispute cannot be resolved pursuant to the terms of this Agreement or by the Members after they have both exerted their reasonable and good faith efforts to do so.

     2.29 "MEMBER MINIMUM GAIN" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i) with respect to "partner minimum gain."

     2.30 "MEMBER NONRECOURSE DEBT" has the meaning set forth in Regulations
Section 1.704-2(b)(4) for the phrase "partner nonrecourse debt."

     2.31 "MEMBER NONRECOURSE DEDUCTIONS" has the meaning set forth in Regulations Section 1.704-2(i) for the phrase "partner nonrecourse deductions."

     2.32 "MEMBER" means a Person who owns a Membership Interest and a person who holds only an Economic Interest. The sole initial Members are Petro and TRC.

     2.33 "MEMBERSHIP INTEREST" means the entire ownership interest of a Member in the Company, including, without limitation, the Member's Economic Interest and any and all rights to vote and otherwise participate in the Company's affairs and rights to any and all benefits as provided in this Agreement or by law. The term shall also include any and all obligations to comply with the terms and provisions of this Agreement or law.

     2.34 "OFFEREE MEMBER" is defined in Section 7.2.

     2.35 "OFFERING NOTICE" is defined in Section 7.2.

     2.36 "OFFEROR MEMBER" is defined in Section 7.2.

     2.37 "OFF-SITE IMPROVEMENTS" is defined in Section 1.4.1.

     2.38 "ON-SITE IMPROVEMENTS" is defined in Section 1.4.1.

     2.39 "NET PROFITS" or "NET LOSSES" means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          2.39.1 Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 2.39 shall be added to such taxable income or loss;

          2.39.2 Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this Section 2.39, shall be subtracted from such taxable income or loss;

          2.39.3 Gain or loss resulting from any disposition of Company Property where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Property disposed of, notwithstanding that the adjusted tax basis of such Company Property differs from its Gross Asset Value;

          2.39.4 To the extent an adjustment to the adjusted tax basis of any asset included in Company Property pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining capital accounts as a result of a distribution other than in liquidation of a Member's Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses.

          2.39.5 If the Gross Asset Value of any Company asset is adjusted in accordance with the terms of this Agreement, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

          2.39.6 Notwithstanding any other provision of this Section 2.39, any items that are specially allocated pursuant to Section 5.2 hereof shall not be taken into account in computing Net Profits or Net Losses.

     2.40 "NON-FUEL GROSS SALES" is defined in Section 6.1.2(k).

     2.41 "NONRECOURSE DEDUCTIONS" has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

     2.42 "NONRECOURSE LIABILITY" has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

     2.43 "PERCENTAGE INTEREST" means, with respect to each Member, the percentage set forth opposite such Member's name on Exhibit "A" attached hereto
                                                    -----------
as it may be amended or supplemented from time to time by agreement of the Members, which percentage is subject to change pursuant to Section 3.2.3 hereof.

     2.44 "PERSON" means and includes an individual, a corporation, a partnership, a joint venture, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.

     2.45 "PETRO" means Petro Stopping Centers, L.P., a Delaware limited partnership.

     2.46 "PETRO BANK AGREEMENT" is defined in Section 3.2.2.

     2.47 "PETRO/MOBIL AGREEMENT" is defined in Section 6.1.2(b).

     2.48 "PETRO'S INTANGIBLE CAPITAL" is defined in Section 3.2.3.

     2.49 "PRIME RATE" means the highest prime or reference rate as quoted from time to time by The Wall Street Journal, which shall be a variable rate. Any
                --- ---- ------ -------
interest rates set forth in this Agreement which are determined with reference to the Prime Rate shall similarly be variable rates and shall change immediately effective upon a change in the Prime Rate.

     2.50 "PRIORITY INVESTMENT RETURN" means the quasi-interest return which shall be paid on a Member's Unreturned Priority Additional Capital from time to time at the higher of nine percent (9%) per annum or the Prime Rate. The Priority Investment Return shall be cumulative and shall compound monthly.

     2.51 "PROPORTIONATE" AND "PROPORTIONATELY" means, when used with respect to the Members (or a group of them), the proportion that each such Member's Percentage Interest bears to the total outstanding Percentage Interests of all Members to whom reference is made.

     2.52 "RECOURSE LIABILITY" has the meaning set forth in Regulations Section 1.752-1(a)(1).

     2.53 "REGULATIONS" means temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations).

     2.54 "REGULATORY ALLOCATIONS" is defined in Section 5.2.9 hereof.

     2.55 "RESERVES" means, with respect to any fiscal year or other period, funds set aside or amounts allocated during such period to reserves that shall be maintained in amounts approved by the Members for working capital, to pay taxes, insurance, debt service and other costs or expenses incident to the ownership of the Company Property and the conduct of business by the Company as contemplated hereunder. The Members agree that, from available Company cash flow that would otherwise constitute Cash Available for Distribution, they shall cause the Company to deposit a minimum of $1,000 each calendar month in a separate non-operating account until the total amount in such account is at least $100,000 (the "TARGET MINIMUM RESERVE AMOUNT").

     2.56 "RESTRICTED AREAS" is defined in Section 1.4.2.

     2.57 "ROFR OFFERING NOTICE" is defined in Section 7.3.

     2.58 "SELLING MEMBER" is defined in Section 7.2.

     2.59 "SERVICE STATION AREA" is defined in Section 1.4.2.

     2.60 "SERVICE STATION OFFEROR" is defined in Section 1.4.2.

     2.61 "SERVICE STATION OFFEROR EXPENSES" is defined in Section 1.4.2.

     2.62 "SPECIAL MAJORITY IN INTEREST OF THE MEMBERS" means Members owning (a) a majority of the profits interests in the Company, determined and allocated based on any reasonable estimate of profits from the relevant date to the projected termination of the Company and taking into account present and future allocations of profits under this Agreement as it is in effect on the relevant date, and (b) a majority of the capital interests in the Company, determined as of the relevant date under this Agreement, owned by all the Members or by such group of Members as is denominated.

     2.63 "SPECIFIED AMOUNT" is defined in Section 7.2.

     2.64 "SYSTEM" means Petro's nationwide system of travel centers, including the Travel Center, operated by Petro or pursuant to a franchise from Petro.

     2.65 "TARGET MINIMUM RESERVE AMOUNT" is defined in Section 2.55 hereof.

     2.66 "TERMINATING CAPITAL TRANSACTION" means any sale or other disposition of all or substantially all of the assets of the Company or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Company.

     2.67 "THIRD PARTY OFFER" is defined in Section 7.3.

     2.68 "TRANSFER" means a sale, conveyance, exchange, assignment, pledge, encumbrance, making a gift of, hypothecation or other transfer, or an agreement to do any of the foregoing.

     2.69 "TRAVEL PLAZA" means the Type One "Petro Stopping Center" travel center facility that is to be constructed on the Land as part of the On-Site Improvements.

     2.70 "TRC" means Tejon Development Corporation, a California corporation.

     2.71 "UNRETURNED ADDITIONAL CAPITAL" means, with respect to each Member, the cumulative Capital Contributions by such Member pursuant to Section 3.2.2 and Proportionate Capital Contributions under Section 3.2.3, less the cumulative distributions to such Member pursuant to Section 4.2.1 with respect to its Unreturned Additional Capital.

     2.72 "UNRETURNED INITIAL CAPITAL" means, with respect to each Member, the Capital Contribution by such Member pursuant to Section 3.1 less the cumulative distributions to such Member pursuant to Section 4.2.1 with respect to its Unreturned Initial Capital.

     2.73 "UNRETURNED PRIORITY ADDITIONAL CAPITAL" means, with respect to each Member, the cumulative Capital Contributions by such Member pursuant to Section
3.2.3 of the amount of capital not contributed by the other Member as required under Section 3.2.3, less the cumulative distributions to such Member pursuant to Section 4.2.1 with respect to its Unreturned Priority Additional Capital.


                                   ARTICLE 3
                     CAPITAL, CAPITAL ACCOUNTS AND MEMBERS

     3.1 INITIAL CAPITAL CONTRIBUTIONS OF MEMBERS. The Members shall, prior to commencement of construction of the On-Site Improvements or at such time as may otherwise be agreed upon by the Members or required by the lender making the Construction Loan, make the Capital Contributions set forth opposite their names on Exhibit "A" attached hereto. As provided in Section 1.4.1, however, the Land
   -----------
shall not be contributed to the Company until it is a separate legal parcel or parcels. The initial Capital Contribution of Petro may be used to, among other things, fund construction of the On-Site Improvements. The Gross Asset Value of each non-cash asset listed on Exhibit "A" (net of liabilities encumbering such asset which the Company is considered to assume or take subject to under Code
Section 752) is indicated on Exhibit "A".


     3.2  ADDITIONAL CAPITAL CONTRIBUTIONS BY MEMBERS.


          3.2.1 No Member nor any other person or persons shall be obligated to guarantee any Company borrowings. Any amount paid by a Member (or any stockholder, officer, director, partner, member, subsidiary or agent thereof) pursuant to a guarantee of Company debt shall be accounted for as a permitted Member loan to the Company bearing interest at the Prime Rate plus two percent (2%) per annum, but not to exceed the maximum permissible rate under applicable usury laws.

          3.2.2 The Members shall use their commercially reasonable best efforts to obtain on behalf of the Company a construction loan of approximately $12 million (the "CONSTRUCTION LOAN"), the proceeds of which shall be used to construct the On-Site Improvements and pay certain related costs and expenses. TRC shall contribute to the Company or pay all additional funds required to complete the Off-Site Improvements, and all funds contributed and paid by it for such purposes, up to but not in excess of $1,366,000, shall be considered Capital Contributions pursuant to this Section 3.2.2, provided, however, that all costs and expenses incurred by TRC to secure water availability and construct water and wastewater treatment, storage, collection, and transmission facilities to the boundary of the Land, which the Members believe will be approximately $2,000,000, shall be for TRC's own account, shall not be considered in whole or in part Capital Contributions by TRC, and neither the Company nor Petro shall have any ownership interest in any such water or wastewater facilities or improvements. To the extent necessary for the conduct of its business, the Company shall have the right to use the Off-Site Improvements owned by TRC or its Affiliates for a reasonable arm's length charge. Upon completion of the On-Site Improvements, all funds required by the Company, up to but not in excess of $1,000,000, to purchase inventory for the purpose of commencing operating the On-Site Improvements and continuing to operate the On-Site Improvements until there is sufficient net operating profits within the Company to pay all of its expenses (including debt service, the Administrative Fee, the Company Accounting and Tax Services Fee, and the costs and expenses of operating the On-Site Improvements) shall be contributed to the Company by Petro, and all such amounts shall be accounted for as Capital Contributions by Petro pursuant to this Section 3.2.2. In this connection, all inventory required to commence operation of the Travel Plaza and continue operating the On-Site Improvements until there is sufficient net operating profits within the Company to pay all of its expenses shall be purchased by the Company from Petro at Petro's actual cost without markup and with no adjustment for carrying costs or otherwise. Petro shall, prior to the initial acquisition of inventory by the Company from Petro, obtain the acknowledgment of the banks under Petro's Amended and Restated Revolving Credit and Term Loan Agreement dated as of January 30, 1997 (the "PETRO BANK AGREEMENT") that the transfer thereof by Petro as provided herein constitutes sales by Petro of inventory in the ordinary course of business and, accordingly, the banks will not have any security interest in such inventory or in the proceeds from the sale of such inventory by the Company. In this connection, Petro represents and warrants to TRC that, to Petro's knowledge after due inquiry, such banks are the only persons which have a security interest in such inventory and/or the proceeds from the sale thereof. Petro shall indemnify, defend and hold the Company and TRC harmless from any claim by a Petro lender that it has a security interest in any of the Company's inventory or in any of the proceeds from sale of inventory by the Company.

          3.2.3 In the event the Company requires funds in addition to those to be obtained or provided pursuant to Sections 3.1 and 3.2.2, the Members shall provide such funds on a Proportionate basis as Capital Contributions pursuant to this Section 3.2.3. If any Member does not contribute its entire share of any Capital Contribution required by it pursuant to this Section 3.2.3 within fifteen (15) days after being requested to do so by the other Member or, if later, within five (5) days after an arbitral determination that such a Capital Contribution is required by such Member pursuant to this Section 3.2.3, the difference may be contributed by the other Member -- in which case such other Member's Percentage Interest for purposes of allocating Net Profits and Net Losses (but not for purposes of determining the Members' respective Capital Contribution obligations) shall be increased prospectively by the percentage equivalent of the quotient obtained by dividing the amount so contributed by the sum of (a) the amount so contributed, (b) the Unreturned Priority Additional Capital of the Members determined without regard to the amount so contributed,
(c) the Unreturned Additional Capital of the Members, (d) the Unreturned Initial Capital of the Members, and (e) Petro's Intangible Capital. For this purpose, "PETRO'S INTANGIBLE CAPITAL" means a fictional amount of capital, equal to the additional capital Petro would have had to contribute to make the initial Capital Accounts of the Members, after taking into account the Capital Contributions of the Members pursuant to Section 3.1, Proportionate. Once established, the amount of Petro's Intangible Capital shall not change, shall be used only for purposes of this Section 3.2.3 and shall not be credited to Petro's Capital Account. To the extent that a Member's Percentage Interest is increased pursuant hereto, the other Member's Percentage Interest shall be correspondingly decreased.

     3.3 CAPITAL ACCOUNTS. A Capital Account shall be established and maintained for each Member in accordance with the terms of this Agreement.

     3.4  OTHER MATTERS.

          3.4.1 Except as otherwise provided in this Agreement, neither Member shall demand nor be entitled to receive a return of or interest on its Capital Contributions or Capital Account, withdraw any portion of its Capital Contributions or receive any distributions from the Company as a return of capital on account of such Capital Contributions without, in each instance, the approval of the other Member.

          3.4.2 Except as otherwise provided by the Act, neither Member shall be liable for the debts, liabilities, contracts or other obligations of the Company, nor shall either Member be required to lend any funds to the Company.

                                   ARTICLE 4
                             DISTRIBUTIONS OF CASH

     4.1 DISTRIBUTIONS IN GENERAL. Except as otherwise provided in Article 8 hereof, for any fiscal year all Cash Available for Distribution and net proceeds from any Terminating Capital Transaction shall be distributed to the Members at such times and in such amounts as the Members shall agree.

     4.2  ORDER OF DISTRIBUTIONS.


          4.2.1 Subject to Article 8 hereof, Cash Available for Distribution shall be distributed to the Members in the following priority:

                 (a) first, to the Members in proportion to and to the extent of their respective accrued but unpaid Priority Investment Returns;

                 (b) second, to the Members in proportion to and to the extent necessary to cause their respective amounts of Unreturned Priority Additional Capital to be Proportionate;

                 (c) third, to the extent the Company's remaining Cash Available for Distribution consists of any net proceeds from refinancing of its indebtedness, to the Members in proportion to and to the extent of their respective amounts of Unreturned Priority Additional Capital;

                 (d) fourth, to the extent the Company's remaining Cash Available for Distribution consists of any net proceeds from refinancing of its indebtedness, to the Members in proportion to and to the extent of their respective amounts of Unreturned Additional Capital;

                 (e) fifth, to the extent that the Company's remaining Cash Available for Distribution consists of any net proceeds from refinancing of its indebtedness, to the Members in proportion to and to the extent of their respective amounts of Unreturned Initial Capital; and

                 (f) thereafter, to the Members in proportion to their Percentage Interests.

          4.2.2 Any net proceeds of a Terminating Capital Transaction shall be applied or distributed as provided in Section 8.3(c) hereof.

     4.3  OTHER PROVISIONS.

          4.3.1 All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any allocation, payment or distribution by the Company to the Members shall be treated as amounts allocated, paid or distributed, respectively, to the Members pursuant to this
Article 4 and Article 8 hereof for all purposes under this Agreement.

          4.3.2 No right is given to either Member to demand and receive property other than cash as provided in this Agreement.

          4.3.3 In the event that any Member owes any amount to the Company that is due and unpaid, at the time a payment or distribution would be payable to such Member under this Article 4, the amount of such distribution shall be reduced by the amount of such obligation, together with interest thereon (except where interest is otherwise provided in a separate agreement with respect to such obligation), from the date such amount became due and payable to the Company until payment thereof be made, at rate of the Prime Rate plus two percent (2%) per annum, but not to exceed the maximum rate for such obligation under any applicable usury laws, which offset shall be deemed to be a payment to the Company by such Member and shall be applied first to such interest and then to such obligation. In the event that a distribution has resulted in an overpayment to any Member for the fiscal period as a whole, the amount of such overpayment may be offset against subsequent payments or distributions in the manner permitted by this Section 4.3.3 or, if required by law, the Member shall return the excess distribution.


                                   ARTICLE 5
                   ALLOCATIONS OF NET PROFITS AND NET LOSSES

     5.1  ALLOCATION OF NET PROFITS AND NET LOSSES.  Subject to Sections 5.2 and
5.3 hereof, Net Profits, Net Losses and any other items of income, gain, loss and deduction for any fiscal year shall be allocated, for purposes of adjusting the Capital Accounts of the Members, as follows:

          5.1.1 The Net Losses of the Company shall be allocated in the following priority:

                 (a) first, to the Members with positive Adjusted Capital Accounts in excess of the sum of their respective amounts of Unreturned Initial Capital, Unreturned Priority Additional Capital and Unreturned Additional Capital, in proportion to and to the extent of such excesses;

                 (b) second, to the Members with Unreturned Initial Capital, in proportion to and to the extent thereof;

                 (c) third, to the Members with Unreturned Additional Capital, in proportion to and to the extent thereof;

                 (d) fourth, to the Members with Unreturned Priority Additional Capital, in proportion to and to the extent thereof;

                 (e) fifth, to any Members who have guaranteed Company indebtedness pursuant to one or more guaranties containing subrogation waivers with respect to the Company, in proportion to and to the extent of such Members' potential liability under the guaranty or guaranties (assuming, for this purpose, that all guarantors have the financial capability to pay the entire amount of the guaranty or guaranties and considering their respective contribution rights and obligations under applicable state law); and

                 (f) thereafter, to the Members in proportion to their Percentage Interests.

          5.1.2  The Net Profits shall be allocated as follows:

                 (a) first, to the Members in proportion to and to the extent of any distributions made to them pursuant to Section 4.2.1(a);

                 (b) second, to the Members in proportion to and to the extent of the Net Losses allocated to them pursuant to Section 5.1.1(f);

                 (c) third, to the Members who have been allocated Net Losses pursuant to Section 5.1.1(e), in proportion to and to the extent thereof;

                 (d) fourth, to the Members in proportion to and to the extent of the Net Losses allocated to them pursuant to Section 5.1.1(d);

                 (e) fifth, to the Members in proportion to and to the extent of the Net Losses allocated to them pursuant to Section 5.1.1(c);

                 (f) sixth, to the Members in proportion to and to the extent of the Net Losses allocated to them pursuant to Section 5.1.1(b);

                 (g) seventh, to the Members in proportion to and to the extent of the Net Losses allocated to them pursuant to Section 5.1.1(a);

                 (h) eighth, to the Members in proportion to and to the extent of their accrued but unpaid Priority Investment Returns (but in no event may an allocation of Net Profits to a Member pursuant to this paragraph (h) cause the cumulative amount allocated to such Member pursuant to this paragraph (h) and paragraph (a) of this Section 5.1.2 to exceed the cumulative accrued Priority Investment Returns of such Member); and

                 (i) thereafter, to the Members in proportion to the Percentage Interests.

     5.2 ADDITIONAL SPECIAL ALLOCATIONS. Notwithstanding the foregoing provisions of this Article 5:

          5.2.1 Tax items with respect to Company Property that is contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Members for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations, as agreed upon by the Members. If the Gross Asset Value of any Company asset is adjusted pursuant to Section 2.24.2 hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations promulgated thereunder. Allocations pursuant to this Section 5.2.1 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

          5.2.2 The Nonrecourse Deductions for each taxable year of the Company shall be allocated to the Members in proportion to their Percentage Interests.

          5.2.3 If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This Section 5.2.3 is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith. The allocation otherwise required pursuant to this Section 5.2.3 shall, however, not apply to a Member to the extent that the minimum gain chargeback rules are inapplicable in a particular circumstance as specified in or under the Regulations.

          5.2.4 The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

          5.2.5 If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Section 1.704-2(g)(2). This
     Section 5.2.5 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          5.2.6 If any Member unexpectedly receives an adjustment, allocation or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a negative Adjusted Capital Account, items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective Adjusted Capital Account deficits) in an amount and manner sufficient to eliminate the deficit balances in such Members' Adjusted Capital Accounts, as quickly as possible as of the end of the Company's taxable year to which adjustment, allocation or distribution relates. It is intended that this Section 5.2.6 qualify and be construed as a "qualified income offset" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d).

          5.2.7  If the allocation of Net Loss to a Member as provided in
     Section 5.1 hereof would create or increase a negative Adjusted Capital Account for such Member, there shall be allocated to such Member only that amount of Net Loss as will not create or increase an Adjusted Capital Account deficit. The Net Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members having positive Adjusted Capital Accounts, in proportion to and to the extent thereof. Any special allocation of Net Losses pursuant to this Section 5.2.7 shall be offset dollar-for-dollar by any Net Profits arising from or in connection with any Terminating Capital Transaction.

          5.2.8 To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member's Membership Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

          5.2.9 The allocations set forth in Sections 5.2.2, 5.2.3, 5.2.4, 5.2.5, 5.2.6, 5.2.7 and 5.2.8 hereof (the "REGULATORY ALLOCATIONS") are primarily intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(i). The Regulatory Allocations may not be consistent with the manner in which the Members intend to distribute the cash of the Company or allocate Company income or loss. Accordingly, the Members are hereby authorized to allocate Net Profits, Net Losses and other items of income, gains, loss and deductions among themselves so as to prevent the Regulatory Allocations from distorting the manner in which Company distributions will be divided among the Members. In general, the Members anticipate that this will be accomplished by specially allocating other Net Profits, Net Losses and other items of income, gain, loss and deduction to the Members so that, to the extent possible, the net amount of such allocations of other Net Profits, Net Losses and other items and the Regulatory Allocations to the Members shall be equal to the net amount that would have been allocated among the Members if the Regulatory Allocations had not occurred.

          5.2.10 For purposes of determining the Net Profits, Net Losses and any other items of income, gain, loss and deduction allocable to any period, Net Profits, Net Losses and any such other items shall be determined on a daily, monthly or other basis, as agreed upon by the Members using any permissible method under Code Section 706 and the Regulations thereunder.

     5.3  OTHER PROVISIONS.


          5.3.1 For any fiscal year during which any part of a Membership Interest or Economic Interest is transferred between the Members or to another Person, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of a Membership Interest or Economic Interest shall be apportioned between the transferor and the transferee based on an interim closing of the Company's books, except as mandated by the Code and the applicable Regulations or, if agreed upon by the Members, as permitted under Code Section 706(d)(2).

          5.3.2 Except as provided in Section 5.2.1 hereof, for income tax purposes under the Code and the Regulations each Company item of income, gain, loss and deduction shall be allocated among the Members as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to this Article 5.

          5.3.3 In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article 5, the Members shall make new allocations in reliance on the Code and such Regulations.

          5.3.4 For purposes of determining a Member's proportional share of the Company's "excess nonrecourse liabilities" within the meaning of Regulations
Section 1.752-3(a)(3), each Member's interest in Company profits shall be such Member's Percentage Interest.

          5.3.5 The Members acknowledge and are aware of the income tax consequences of the allocations made by this Article 5 and hereby agree to be bound by the provisions of this Article 5 in reporting their shares of Net Profits, Net Losses and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes.


                                   ARTICLE 6
                                  OPERATIONS

     6.1  MANAGEMENT.

          6.1.1 TRC shall be responsible for the administrative, accounting, record-keeping, financial, tax and related functions of the Company, except to the extent directly related to operation of the On-Site Improvements or as otherwise provided herein, and TRC shall have all authority and power, on behalf of the Company and at Company expense, to perform such functions.

          6.1.2 While Petro is a Member, Petro shall be responsible for operation of the On-Site Improvements and all related matters and shall have all authority and power, on behalf of the Company and at Company expense (except as otherwise provided herein), to perform such functions. Without limiting the foregoing, but subject to the terms and conditions set forth below and elsewhere in this Agreement:

                 (a) Petro shall operate the Travel Plaza in accordance with the standards and policies of Petro for the uniform operation of Type One "Petro Stopping Centers," it shall provide such services and products as are uniformly provided by Petro in the operation of such "Petro

     Stopping Centers," and it shall, on behalf of the Company, maintain high standards of quality of service and products. All services and products provided to the Company by Petro shall be at Petro's actual cost and without markup and with no carrying cost added. The authority of Petro for the operation of the On-Site Improvements shall include, without limitation, the authority to operate, direct and manage personnel policies, credit policies (including the execution of agreements with credit and charge card organizations), terms of purchases, charges to customers for services and products, purchasing of operating equipment, maintenance of the Travel Plaza, repairs to and replacements of furnishing and equipment, and advertising, promotion and publicity relating to the Travel Plaza as contemplated by this Agreement.

                 (b) Petro, on behalf of the Company, shall enter into an amendment to the PMPA Motor Fuels Franchise Agreement, dated as of January 30, 1997, between Petro and Mobil Oil Corporation (such agreement as it may be amended, modified, supplemented, restated or replaced, being referred to herein as the "PETRO/MOBIL AGREEMENT") for the purpose of adding the Travel Plaza to the "Petro Stopping Center" sites operated by Petro and ensuring supply of the Travel Center with "Mobil Motor Fuels" (as defined in the Petro/Mobil Agreement) under the terms and conditions of the Petro/Mobil Agreement. Petro shall operate the Travel Plaza and its fuel supply purchases in the manner it operates Type One "Petro Stopping Centers" owned and operated by Petro and shall have all authority in acting and dealing with Mobil Oil Corporation on behalf of the Company under the terms and conditions of the Petro/Mobil Agreement. The Company shall be solely responsible and liable to Mobil Oil Corporation under the Petro/Mobil Agreement for all purchases of Mobil Motor Fuels by Petro on behalf of the Company, and the Company hereby indemnifies and agrees to defend and hold Petro, its partners, officers, directors and Affiliates harmless from any and all such liabilities. Petro hereby agrees to indemnify, defend and hold the Company and TRC and their respective officers, directors and Affiliates (other than Petro) harmless from any and all responsibilities and liabilities of Petro under the Petro/Mobil Agreement other than liabilities of Petro thereunder for purchases of Mobil Motor Fuels on behalf of the Company.

                 (c) For each Fiscal Year other than the Fiscal Year ending in 1997, Petro shall, at least forty-five (45) days before the beginning of such Fiscal Year, submit for the Members' approval an estimation of revenues and expenditures for the Travel Plaza, including capital expenditures and repair, replacement and maintenance expenditures, for such Fiscal Year. Upon approval by the Members of the estimation of revenues and expenditures (as such may be revised pursuant to discussions of the Members) (the "BUDGET"), Petro shall use its commercially reasonable best efforts to manage and operate the Travel Plaza on the basis of the Budget; provided, however, (i) Petro shall have no authority to cause the Company to pay any amount or incur any liability which would cause a negative line item variance of greater than $25,000 or, if less, ten percent (10%) or an overall Budget variance; (ii) notwithstanding (i), Petro shall have the authority to incur and may incur on behalf of Company in the operation of the Travel Plaza emergency repair and replacement expenditures as described in Section 6.1.2(h) below.

                 (d) Petro will engage, as its employees, all employees and personnel necessary for the operation of the Travel Plaza and shall be responsible for hiring, compensating, promoting, discharging and supervising the work of such employees. Petro will, in hiring all such employees and personnel use its standard practices, procedures and qualifications used by Petro in hiring employees for the Type One "Petro Stopping Centers" owned and operated by

     Petro. The employees and personnel employed by Petro for the operation of the Travel Plaza will be eligible to participate, and Petro may make available to them, such employee welfare and benefit plans of Petro as Petro offers employees at "Petro Stopping Centers" which it owns and operates. All responsibilities or liabilities which the Company may have under the Employee Retirement Income Security Act of 1974, the Code or otherwise with respect to such employee welfare and benefit plans, or other similar plans, that Petro has in effect from time to time shall be solely that of Petro, and Petro shall indemnify, defend and hold harmless the Company and TRC and its officers, directors and Affiliates against such responsibilities and liabilities. Notwithstanding the foregoing sentence, the Company shall reimburse Petro for the full cost to Petro of contributions on behalf of the employees employed at the Travel Plaza, made or properly made while such employees are employed at the Travel Plaza and with respect to services rendered at the Travel Plaza, upon Petro submitting to the Company such documentation of the costs as the Company shall reasonably require.

                 (e) Petro shall negotiate leases, licenses, franchises, concession and all other agreements and contracts incidental or desirable to the operation of the Travel Plaza, consistent with the actions that Petro takes in similar circumstances in connection with the Type One "Petro Stopping Centers" it owns and operates. All such agreements and contracts shall be in the Company's name and shall be executed and delivered by Petro on the Company's behalf. Petro may not, without the prior approval of the Members, execute or deliver any agreement or contract the term of which exceeds one (1) year. In no event may Petro enter into any agreement or contract on behalf of Company with any Affiliate of, or party related to, Petro without the prior written approval of the other Members.

                 (f) Petro shall enter into contracts and agreements in the name of and at the expense of Company for the furnishing to the Travel Plaza of utilities, including, but not limited to, electricity, gas, water, steam, telephone, cleaning, vermin exterminators, scales and boiler maintenance, air conditioning maintenance, dry cleaning service, and any other utilities, services and concessions, including security services, which are customarily provided or entered into by Petro incidental to its ownership and operation of Type One "Petro Stopping Centers."

                 (g) Petro shall, on behalf of the Company, maintain fully stocked inventories at the Travel Plaza. All inventory requirements of the Company shall be supplied by Petro at its actual cost and without markup and with no adjustment for carrying costs or otherwise. Petro shall be paid for such inventory within seven (7) days after the inventory was purchased by the Company. Petro shall, prior to the initial purchase of inventory by the Company, obtain the acknowledgment of the banks under the Petro Bank Agreement that the sale thereof from time to time by Petro as provided herein constitutes sales by Petro of inventory in the ordinary course of business and, accordingly, the banks will not have any security interest in such inventory or in the proceeds from the sale of such inventory by the Company. In this connection, Petro represents and warrants to TRC that, to Petro's knowledge after due inquiry, such banks are the only persons which have a security interest in inventory of Petro and/or the proceeds from sale thereof. Petro further represents, warrants and agrees that none of the inventory to be sold by Petro to the Company will, from and after the time of each such sale, be subject to any security interest created by Petro therein, and none of the proceeds from the re-sale of such inventory by the Company will be subject to any security interest created by Petro therein. Petro shall indemnify, defend and hold the Company and TRC harmless from any claim by a Petro lender that it has a security interest in any of the Company's inventory or in any of the proceeds from sale of inventory by the Company.

                 While Petro is a Member, it shall, on a weekly basis continuously for the term of the Company, purchase from the Company all of its customer receivables for the face amount thereof, provided Petro shall not be required to purchase customer receivables to the extent its net out of pocket cost associated with the purchase of such receivables would be greater than $500,000. For this purpose, Petro's net out of pocket cost associated with the purchase of Company customer receivables shall be determined by (i) adding the amount which Petro has paid the Company for such customer receivables, (ii) subtracting therefrom all payments which Petro has received with respect to such customer receivables (including payments pursuant to the last sentence of this paragraph). Subject to the above limitation, all customer receivables of the Company shall be purchased by Petro on a weekly basis, and all such purchases shall be for cash. The Company shall pay to Petro, upon demand, the face amount of all customer receivables purchased from the Company by Petro which, after Petro has taken all collection measures customarily taken by it with respect to its delinquent receivables, are charged against Petro's earnings under generally accepted accounting principles consistently applied by Petro.

                 (h) Petro shall make or install, or cause to be made or installed, at Company's expense and in the name of Company, all repairs, decorations, renewals, revisions, alterations, rebuilding, replacements, additions or improvements in and to the Travel Plaza, and the furnishings and equipment thereof, to the extent and as provided for in the approved Budget then in effect. Petro, at Company expense, shall maintain the Travel Plaza in good repair and condition and in conformity with applicable laws and regulations and, to the extent and as provided for in the Budget then in effect, shall make or cause to be made such routine maintenance repairs and minor alterations. Notwithstanding any contrary provision herein, specifically including the budgetary limitations set forth herein, Petro shall make such emergency repairs or replacements as in Petro's judgment may be required by law or appropriate to protect the immediate health or immediate safety of guests, invitees or employees of the Travel Plaza. The costs of such repairs or replacements shall be borne by the Company. To the extent possible, Petro will notify the other Members of the need for such emergency repairs or replacements prior to taking any such action, and to the extent that such notification is not possible, Petro will notify the other Members of the actions taken by Petro as soon as possible after taking such actions.

                 (i) Petro, on a continuing basis, shall apply for and obtain and maintain in the name of and at the expense of Company all licenses and permits required of Company or the Travel Plaza in connection with the operation of the Travel Plaza.

                 (j) Petro shall cause, at Company expense, all such acts and things to be done in and about the Travel Plaza as shall be reasonably necessary to comply with all statutes, ordinances, laws, rules, regulations, orders and requirements of any federal, state or municipal government or appropriate departments, commissions, boards and officers having jurisdiction over the Travel Plaza respecting the use or manner of use of the Travel Plaza or the construction, maintenance, or operation thereof, as well as with all orders and requirements of the local board of fire underwriters or any other body which may thereafter exercise similar functions; provided, however, that the Members may agree that the Company shall contest by proper legal proceedings the validity of any such statute, ordinance, law, rule, regulation, order or requirement or its proposed application to the Travel Plaza or the Company. Upon agreement of the Members, the Company may postpone compliance with any such law, ordinance, order, rule, regulation or requirement to the extent and in the manner provided by law until final determination of any proceedings. In such event, the Company shall prosecute all such proceedings with all due diligence and dispatch. Notwithstanding the foregoing, if failure to comply promptly with any statute, ordinance, law, rule, regulation, order or requirement would or could expose Petro to civil or criminal liability other than payment of civil fines of an immaterial amount, then in such event, Petro may, but shall not be obligated to, cause the same to be complied with at Company expense.

                 (k) Subject to the other terms and conditions of this Agreement, Petro shall, at Company expense, pay or cause the payment of all costs and expenses reasonably incurred in maintaining, operating and supervising the operation of the Travel Plaza, including, without limitation, the following:

                      (i) the cost of all operating supplies, inventories, material, provisions, goods and services;

                      (ii) subject to Section 6.1.2(d), the salaries, fringe benefits, expenses and workers compensation insurance and costs of the Travel Plaza employees, including the management staff, which properly relate to the services such individuals render at the Travel Center;

                      (iii) a monthly fee equal to the lesser of (1) a flat fee of One Thousand Eight Hundred Fifty Dollars ($1,850) or (2) a percentage fee of one quarter of one percent (.25%) of the total of all Non-Fuel Gross Sales and Fuel Sales of the Travel Plaza for the preceding calendar month, for use for marketing and advertising for the System. The flat fee may be adjusted annually at a rate of 5% compounded on the then current flat fee amount. The percentage fee may be adjusted annually. The term "NON-FUEL GROSS SALES" as used in this Agreement shall mean all non-fuel revenues received by the Travel Plaza, directly or indirectly, from its business, including any business which may be conducted at the Travel Plaza through franchise or license, whether such revenues are evidenced by check, cash, credit, charge account or otherwise, and shall include, but not be limited to, the amounts received from the sale of goods, wares, merchandise (including sales of food and beverages) and tangible property of every kind and nature, promotional and otherwise, and for any services performed at the Travel Plaza, including the operation of weighing scales and rental income. However, the term Non-Fuel Gross Sales shall not include revenues received from tobacco products, lottery commissions, vending of food products, laundry income, facsimile services, phone commissions, parking income, copier and automated teller machine charges, permit fees, heavy truck repair (beyond services that are offered at Petro Lube facilities), rental income from a branded quick service restaurant located outside of the main or fuel buildings, video games, money order fees, check cashing fees, or redemption machines (e.g., ticket redemption and/or monetary award
                                   ----
     gaming devices). Each charge or sale upon credit shall be treated as a sale for the full price in the calendar month during which such charge or sale shall be made, irrespective of the time when payment (whether full or partial) is received therefor. Non-Fuel Gross Sales shall not include (1) the amount of any sales tax, excise tax or inspection fees imposed by any Federal, state, municipal or other governmental authority directly on sales and collected from customers, provided that the amount thereof is added to the selling price as absorbed therein and is actually paid to such governmental authority, or (2) refunds to customers for merchandise, provided that the amount received for such merchandise shall have previously been included in Non-Fuel Gross Sales. The term "FUEL SALES" shall include gasoline, diesel fuel and liquid propane gas sales and, in determining the gallons or pounds of fuel sales, each charge or sale, whether for cash or on credit, shall be treated as a sale in the calendar month during which such charge or sale shall be made, irrespective of whether, or of the time when, payment therefor is received.

                      (iv) all reasonable costs and expenses of any separate advertising, business promotion or personnel training program for the sole benefit of the Company;

                      (v) premiums for insurance maintained pursuant to this Agreement;

                      (vi) costs and expenses of utilities, services and concessions at the Travel Plaza; and

                      (vi)  all expenditures provided for in the Budget.

                 (l) Petro shall deliver or cause to be delivered to all Members, on or before the end of each calendar month, an operating statement showing the results of operation of the Travel Plaza for the preceding calendar month and the Fiscal Year to date. All costs and expenses incurred in connection with the preparation of the monthly financial statements and all operating statements prepared by Petro personnel for the purpose of management evaluation and control shall be at Petro's expense.

                 (m) Petro shall have the right to establish, for such periods of time as Petro shall deem appropriate, regional and/or national advertising program(s) for the benefit of the travel plazas which it operates. Company also agrees that Petro may discontinue any regional or national program(s) which it may have established. In the event a regional program is established applicable to the Travel Plaza, or if a national program is established, such program(s) shall be maintained and administered by Petro, or its designee, as follows:

                      (i) Petro shall direct all such advertising programs, with sole discretion over the creative concepts, materials and media used in such programs and the placement and allocation thereof. Company agrees and acknowledges that each program is intended to maximize general public recognition and acceptance of the proprietary marks for the benefit of the Travel Plaza and the System, and that Petro and its designees undertake no obligation in administering the program(s) to make expenditures for Company which are equivalent or proportionate to its contribution, or to ensure that any particular truck stop location benefits directly or pro rata from the placement of advertising.

                      (ii) Petro shall, for each of its company-owned or franchised truck stop businesses under the System, make contributions to any regional or national advertising program(s) it establishes equivalent to the assessments required of the Company. Further, equivalent Petro locations shall make similar contributions. The Company's sole obligation to contribute toward any regional or national advertising program(s) is set forth in Section 6.1.2(k)(iii).

                      (iii) While Petro is a Member, the Company shall have the right to use all of Petro's names, trade names, trademarks and logos. Neither Petro nor the Company shall, without the prior written approval of TRC, use the name "Tejon" or any logo, trade name or trademark of TRC or any of its Affiliates.

          The authority granted to Petro under this Section 6.1.2 to act on behalf of Company shall include the authority for Petro to take all actions and do all things and make all payments as shall be reasonably necessary or appropriate as an incident to the exercise by Petro of such authority.

          Petro may delegate to its own employees, the employees of the Travel Plaza and independent contractors engaged by Petro in the operation of the Travel Plaza the performance and observance of such of the tasks and actions undertaken by Petro in its operation of the Travel Plaza in accordance with this Agreement as Petro in its reasonable judgment deems to be appropriate

          6.1.3 All non-operational decisions relating to the On-Site Improvements shall be made jointly, except that TRC shall have the right, in its sole and absolute discretion, to approve the architectural design of the Petro Travel Plaza and the related On-Site Improvements, to the extent such design is inconsistent in any material respect with the existing prototype Type One "Petro Stopping Center."

          6.1.4 All decisions with respect to, and arising from, the Company's participation in, or the encumbrance of the Land by, one or more assessment districts, community facilities districts, reimbursement districts, or other financing districts that may be formed to fund transportation or other improvements that benefit the Land or the Travel Plaza on a fair share basis shall be made in the sole and absolute discretion of TRC.

          6.1.5 All other matters shall be handled by the Members jointly or as otherwise hereafter agreed by them in writing.

     6.2 MATERIAL DECISIONS. In addition to all other matters set forth elsewhere in this Agreement requiring the approval, agreement, determination, consent or vote of the Members, the following matters shall require the advance mutual approval of the Members:

          (i)      dissolution of the Company;

          (ii)     amendment of the Company's Articles;

          (iii) agreement to merge the Company with any other entity or entities;

          (iv)     performing any act in contravention of this Agreement;

          (v) doing any act or deed with the intention of impairing or harming the business operations of the Company or a Member;

          (vi) causing the Company to acquire any other material assets or an interest or interest therein;

          (vii) incurring any cost or expense on behalf of the Company other than in the ordinary course of business;

          (viii) obtaining equity or debt financing on behalf of the Company or refinancing Company indebtedness;

          (ix) encumbering any Company asset(s) by mortgage, deed of trust, security agreement, pledge or otherwise, except as provided for in Section 6.1.4 above;

          (x) modifying, consolidating, or extending any mortgage, deed of trust, security agreement, or pledge, or any debt secured thereby, on Company assets;

          (xi) selling, exchanging or otherwise transferring any Company asset or an interest or interests therein;

          (xii)    except as otherwise required by this Agreement (i.e., the
                                                                   ----
Target Minimum Reserve Amount), setting Reserve levels, funding Reserves or withdrawing funds from Reserves;

          (xiii) repaying in whole or in part any Company obligation, whether or not before the due date thereof;

          (xiv)    adopting or revising any budget with respect to the Company;

          (xv) adopting or revising any material policies relating to the Company's business, its assets or its personnel;

          (xvi) binding or letting lapse any policy of insurance other than in the ordinary course of business, except as required by Section 6.5;

          (xvii) listing all or any portion of the Company's assets for sale or other disposition, or otherwise letting it be known that all or any portion of the Company's assets may be acquired;

          (xviii) instituting, prosecuting, defending and settling any actual or threatened legal or administrative actions or proceedings on behalf of or against the Company;

          (xix) possessing, assigning or using Company funds or other assets of the Company for other than a Company purpose;

          (xx)     confessing a judgment against the Company;

          (xxi) causing the liquidation and dissolution of any entities controlled by the Company;

          (xxii) voting any securities or other voting interests owned by the Company;

          (xxiii) taking any action or making any decision affecting the registration or underwriting of any securities to be issued by, or that are held by, the Company; and/or

          (xxiv) determining, subject to arbitration as provided in Section 9.19, under Section 3.2.3 if the Company requires funds in addition to those obtained pursuant to Section 3.1 and 3.2.2 of this Agreement.

     6.3 COMPENSATION OF MEMBERS. Except for the Administrative Fee and the Company Accounting and Tax Services Fee, which shall be paid in the amounts and at the times set forth in Sections 2.4 and 2.15 respectively, and any other compensation explicitly provided for in this Agreement or any other agreement in effect from time to time to which the Members are parties, no Member shall be entitled to any compensation for its services to the Company or in the conduct of the business of the Company.

     6.4 REIMBURSEMENT. Subject to Article 3 and Article 8 hereof, the Members shall be entitled to reimbursement from the Company for all out-of-pocket costs and expenses incurred in performing their duties and obligations set forth herein.

     6.5  INSURANCE.

          6.5.1 The Company shall obtain and maintain in full force and effect during the term of this Agreement, at Company expense, an insurance policy or policies protecting the Company and the Members, and their respective officers, directors, partners, agents, Affiliates and employees, against any loss due to theft, employee theft, defalcation or any other type of loss, liability, personal injury, death, property damage or expense whatsoever arising or occurring upon or in connection with the Travel Plaza. Each Member shall be named as an additional insured in such policy or policies, which shall contain a waiver of subrogation by Company and its insurance carrier against the Members, where available.

          6.5.2 Such policy or policies shall be written by one or more insurance companies acceptable to the Members and shall provide, at a minimum, except as additional coverages and higher policy limits may be required by Petro's lenders for each "Petro Stopping Center" within the System, the following:

                 (a) Comprehensive general liability insurance to include products and contractual liability coverage with limits of not less than $1,000,000 single limit and $2,000,000 in the aggregate and vehicle liability coverage for both owned and non-owned vehicles, with limits of not less than $1,000,000 single limit.

                 (b) Workers' Compensation and Employer's Liability Insurance compensation insurance, as well as such other insurance as may be required by statute or rule of California. Employer's Liability Insurance shall have limits, primary and excess combined, of not less than ONE MILLION DOLLARS ($1,000,000).

                 (c) Umbrella liability insurance to include bodily injury and property damage coverage with limits of not less than $10,000,000 each occurrence and $10,000,000 aggregate coverage.

                 (d) Pollution liability insurance to be in effect prior to first filling of any tanks on the Travel Plaza, with limits of not less than the minimum amount of financial responsibility and capability required under the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments Act of 1984 (collectively called "RCRA"), and regulations promulgated thereunder or under other environmental statutes and regulations, under either federal law or the laws of the State of California, with coverage of not less than $2,000,000 per occurrence, $2,000,000 in the aggregate per year and carry no more than $100,000 deductible, unless otherwise approved by the Members.


     6.6  RECORDS AND REPORTS.

          6.6.1 TRC shall cause to be kept at the principal place of business of the Company a current list (including addresses) of the Members and other Persons holding Economic Interests in the Company, a current list of Company managers (if any), copies of the Articles and this Agreement (together with all amendments thereto or hereto), copies of Company tax returns and financial statements for the six (6) most recent fiscal years, full and proper ledgers, other books of account, and records of all receipts and disbursements, other financial activities and the internal affairs of the Company for at least the current and past four (4) fiscal years, and any other items required by the Act, and TRC shall cause the following reports or information shall be provided to all Members:

          (a) within one-hundred twenty (120) days after the end of each fiscal year, annual financial statements, including a balance sheet, an income statement and a statement of changes in financial position for the fiscal year;

          (b) within ninety (90) days following the end of each fiscal year of the Company, a report that shall include all necessary tax reporting information required by the Member for preparation of its federal, state and local income or franchise tax returns, including each Member's pro rata
                                                                        --------
     share of Net Profits, Net Losses and any other items of income, gain, loss and deduction for such fiscal year; and

          (c) promptly after receipt thereof, all other reports or statements prepared by the Company's accountant.

          6.6.2 The Members (personally or through an authorized representative) may, for purposes reasonably related to their interests, rights or duties, examine and copy the books and records of the Company at all reasonable times.

     6.7  INDEMNIFICATION AND LIABILITY OF MEMBERS.

          6.7.1 The Company shall indemnify and hold harmless each Member, its Affiliates, and all officers, directors, shareholders, partners, members (excluding, for this purpose, the other Member of the Company), co-trustees, employees and agents of any of the foregoing (individually, an "INDEMNITEE") to the fullest extent permitted by applicable law from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising out of or incident to the business of the Company, including, without limitation, any matters arising from liability in tort (strict or otherwise) or from the active or passive negligence of the Indemnitee; provided, however, the Company shall not be required to indemnify the Indemnitee for any matter against the Indemnitee resulting solely from the intentional misconduct or wrong doing or gross negligence of such Indemnitee (unless imputed to such Indemnitee by reason of any act or omission of the other Member or such other Member's officers, directors, shareholders, partners, members [excluding, for this purpose, the Indemnitee], co-trustees, employees or agents). No Member shall be liable to the Company or the other Member or such other Member's partners, officers, directors, shareholders, members (excluding, for this purpose, the other Member), co-trustees, employees or agents for any act or omission to act which does not constitute fraud, intentional wrong doing or gross negligence.

          6.7.2 Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 6.7 shall be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding. However, the Company shall not be responsible for advancing any expenses pursuant to this Section 6.7.2 or otherwise unless the Members have approved the type and amount of expense in advance.

          6.7.3 The indemnification provided by this Section 6.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any other agreement, as a matter of law or equity or otherwise, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

          6.7.4 Any indemnification provided hereunder shall be satisfied solely out of the assets of the Company. Neither Member shall be subject to personal liability by reason of these indemnification provisions.

          6.7.5 No Indemnitee shall be denied indemnification in whole or in part under this Section 6.7 by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

          6.7.6 The provisions of this Section 6.7 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other person or entity.

     6.8 TIME COMMITMENT. Each Member shall devote such time and effort to the affairs of the Company as is required to perform such Member's responsibilities.


                                   ARTICLE 7
      TRANSFERS OF MEMBERSHIP INTERESTS AND RIGHT TO FORCE SALE OF ASSETS

     7.1 TRANSFERS OF MEMBERSHIP INTERESTS. A Member may make or permit a Transfer, directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, of all or any portion of its Membership Interest, including all or any portion of its Economic Interest, only as follows:

          (a)  By Transfer to the Company or to the other Member;

          (b)  By Transfer to any Person other than a Member, as provided in
     Section 7.3 below.

Any other purported Transfer of a Membership Interest or Economic Interest shall be null and void ab initio. Any purported act in contravention of this Article 7 shall be null and void and of no force whatsoever. A substituted Member may Transfer the transferred Membership Interest or Economic Interest in the same manner as an original or the transferring Member.

     7.2 BUY/SELL. At any time after five (5) years from the date of this Agreement, or sooner in the event of a Material Dispute between the Members, each Member (the "OFFEROR MEMBER") shall have the right at any time to purchase the entire Membership Interest of the other Member (the "OFFEREE MEMBER") or to sell the entire Membership Interest of the Offeror Member in the Company to the Offeree Member in the manner set forth in this Section 7.2. The purchaser under this Section 7.2 shall expressly assume all prospective liabilities connected with the assets of the Company and shall indemnify the selling Member and its Affiliates therefrom in a commercially reasonable manner, and the selling Member shall have no liability for any claims arising or related to the period after such termination. Additionally, the purchaser shall obtain releases of any guaranty or guaranties issued by the selling Member or any of its Affiliates, which releases shall be effective contemporaneously with closing of the transaction contemplated hereby. The provisions of this Section 7.2 shall control over and override all of the provisions relating to transfer restrictions and/or withdrawal rights set forth in this Agreement.

          (a) The Offeror Member may serve upon the Offeree Member a notice (the "OFFERING NOTICE") which shall contain the following terms:

                 (i)  a statement of intent to rely on this Section 7.2;

                 (ii) the aggregate dollar amount (the "SPECIFIED AMOUNT") which the Offeror Member would be willing to pay for the assets of the Company as of the date of the Offering Notice.

          (b)    The Offeree Member shall have the election to either:

                 (i) sell its entire Membership Interest in the Company to the Offeror Member for the greater of (1) the amount the Offeree Member would have been entitled to receive if the Company had sold its business and assets for the Specified Amount on a no-commissions basis on the date of closing and the Company had immediately paid all Company liabilities and distributed the net proceeds to each Member in accordance with Section 8.3(c), or (2) the appraised value of the Offeree Member's entire Membership Interest, as determined pursuant to Section 7.2(e); or

                 (ii) purchase the entire Membership Interest of the Offeror Member for an amount equal to the amount the Offeror Member would have been entitled to receive if the Company had sold its assets for the Specified Amount on a no-commissions basis on the date of closing and the Company had immediately paid all Company liabilities and distributed the net proceeds to each Member in accordance with Section 8.3(c).

          (c) The Offeree Member shall have sixty (60) days from the date of delivery of the Offering Notice to notify the Offeror Member of its unconditional and unqualified election to either sell its entire Membership Interest, as provided under Section 7.2(b)(i), or to purchase the entire Membership Interest of the Offeror Member, as provided under Section 7.2(b)(ii). If the Offeree Member fails to notify the Offeror Member of its unconditional and unqualified election within said sixty (60) day period, the Offeree Member shall be conclusively deemed to have elected to sell its entire Membership Interest in the Company to the Offeror Member at the price and on the same terms provided in Section 7.2(b)(i) and to have waived its exclusive right to purchase hereunder. If the Offeree Member elects to sell its entire Membership Interest to the Offeror Member and the appraised value of the Offeree Member's entire Membership Interest, if and as determined pursuant to Section 7.2(e), exceeds the amount the Offeree Member would be entitled to receive if the Company were to sell its business and assets for the Specified Amount on a no-commissions basis on the date of closing, immediately pay all Company liabilities and distribute the net proceeds to the Members in accordance with Section 8.3(c), the Offeror Member may, within thirty (30) days after such appraised value has been determined, decline to proceed with the purchase of the Offeree Member's Membership Interest pursuant to this Section 7.2 -- in which case the Offering Notice shall terminate and be of no further force and effect.

          (d) Closing of such sale or purchase between the Members shall occur within one hundred eighty (180) days from and after the date the Offeree Member delivers notice (or is deemed to deliver notice) of its election pursuant to subsection (c) above. The purchase price shall be payable via cash or certified or cashier's check. The parties hereby acknowledge and agree that time is of the essence.

     IF THE PURCHASER UNDER THIS SECTION FAILS TO CONSUMMATE THE PURCHASE PURSUANT TO THE PROVISIONS OF THIS SECTION, THE SELLER UNDER THIS SECTION SHALL HAVE THE RIGHT TO THE IMMEDIATE PAYMENT OF LIQUIDATED DAMAGES FROM SUCH PURCHASER IN THE AMOUNT OF FIFTEEN PERCENT (15%) OF THE AMOUNT WHICH THE SELLER WOULD HAVE RECEIVED UNDER SUCH SALE. THE MEMBERS HEREBY ACKNOWLEDGE AND AGREE THAT THE AMOUNT OF SELLER'S DAMAGES RESULTING FROM SUCH A BREACH OF THIS SECTION 7.2(d) BY PURCHASER WOULD BE DIFFICULT OR IMPOSSIBLE TO ACCURATELY ASCERTAIN AND THAT SELLER'S DAMAGES WOULD, IN ANY EVENT, BE SUBSTANTIAL. THE MEMBERS HEREBY AGREE, WHICH AGREEMENT IS CONFIRMED BY THEIR INITIALS AT THE END OF THIS PARAGRAPH, THAT IN THE EVENT OF PURCHASER'S DEFAULT (AS DESCRIBED IN THE FIRST SENTENCE ABOVE) (1) THE AMOUNT INDICATED ABOVE SHALL BE DEEMED TO CONSTITUTE A REASONABLE ESTIMATE OF SELLER'S DAMAGES, (2) SUCH LIQUIDATED DAMAGES SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY FOR THAT PARTICULAR DEFAULT, WHETHER AT LAW OR EQUITY, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT (EXCEPT THAT SELLER SHALL ALSO HAVE THE OPTION MENTIONED IN SECTION 7.2(f)) AND (3) UPON
             ----
PAYMENT OF SUCH LIQUIDATED DAMAGES TO SELLER, PURCHASER SHALL BE RELEASED FROM ANY FURTHER LIABILITY TO SELLER PURSUANT TO THIS SECTION 7.2(d) FOR THAT PARTICULAR DEFAULT ONLY (EXCEPT THAT SELLER SHALL ALSO HAVE THE OPTION MENTIONED
                                                  ----
IN SECTION 7.2(f)). ATTORNEYS FEES AND COSTS UNDER SECTION 9.8 SHALL BE AVAILABLE IF

INCURRED BECAUSE OF A FAILURE OF THE PURCHASER TO PAY OVER SUCH LIQUIDATED DAMAGES WHEN REQUIRED BY THIS SECTION.


          Initials                                         Initials
----------                                       -----------

          (e) In the event the Offeree Member elects, or is deemed to elect, to sell its entire Membership Interest to the Offeror Member pursuant to Section 7.2(b)(i), the value of the Offeree Member's entire Membership Interest shall be determined via appraisal pursuant to this Section 7.2(e) unless, prior to the commencement of such appraisal, the Offeree Member elects in writing to waive the appraisal. The appraiser shall be determined via agreement of the Offeror Member and the Offeree Member or, if they cannot agree, each shall select a reputable appraiser with experience in valuing similar businesses and the two appraisers so selected shall select a third similarly qualified appraiser -- who shall render the appraisal. If the Offeree Member and the Offeror Member are unable to agree on a single appraiser, and either fails to select an appraiser pursuant to this Section 7.2(e) within ten (10) days after being requested in writing to do so by the other Member, the appraiser selected pursuant to this
Section 7.2(e) by such other Member shall render the appraisal. The appraiser selected pursuant to this Section 7.2(e) shall promptly render the appraisal, in no event later than sixty (60) days prior to the scheduled closing. The appraiser shall determine the value of the Offeree Member's entire Membership Interest by determining the sale value of the Company's business and all of its assets, net of presumed closing costs of ten percent (10%) thereof, and then, after consultation with the Company's accountants, determining the amount the Offeree Member would have been entitled to receive if the Company had sold its business and assets for such net amount on the date of the closing and the Company had immediately paid all Company liabilities and distributed the net proceeds in accordance with Section 8.3(c).

          (f)  If, following an election by the Offeree Member to purchase under
Section 7.2(b)(ii), the Offeree Member shall fail to consummate the purchase of the Offeror Member's Membership Interest in accordance with this Section 7.2, then the Offeree Member shall, at the Offeror Member's option (which option shall be in addition to the Offeror's remedy under Section 7.2(d)), to be exercised within ten (10) days after the Offeree Member's failure to consummate such purchase in accordance with this Section 7.2, sell its Membership Interest to the Offeror Member within sixty (60) days as if the Offeree Member had initially elected to sell under Section 7.2(b)(i) and immediately waived the appraisal requirement. In the event of such election, the failure of the Offeror Member to consummate the purchase shall trigger the same remedy set forth in Section 7.2(d).

     7.3 RIGHT OF FIRST REFUSAL. If at any time a Member receives a bona fide offer ("THIRD PARTY OFFER") for the transfer of its entire Membership Interest (or any owner of a direct, indirect or beneficial controlling interest in such Member receives a Third Party Offer for such interest), which offer it desires and intends to accept, the Member shall, prior to any such acceptance, give notice, together with a true copy of Third Party Offer (the "ROFR OFFERING NOTICE"), to the other Member. In any event, a Member shall not accept any Third Party Offer which does not comply with the following requirements:

          (a) It is an offer by a principal, identified in the Third Party Offer, and not an agent acting on behalf of an undisclosed principal, and such principal is not related to or an Affiliate of the offeree or with respect to which the offeree has any direct or indirect ownership or control;

          (b) The prospective transferee is of good business character and reputation and is financially capable of carrying out all obligations of the selling Member under this Agreement and any related agreements; and

          (c) The Third Party Offer is accompanied by a certified or cashier's check from the prospective transferee for a sum equal to at least ten percent (10%) of the proposed consideration for the transfer.

In the ROFR Offering Notice, the offeree shall offer ("FIRST REFUSAL OFFER") to the other Member the right to purchase the entire Membership Interest of the offeree for the same price and subject to the same terms and conditions set forth for the Third Party Offer. The other Member shall notify the offeree of its election within forty-five (45) days of delivery of the ROFR Offering Notice. Failure by the other Member to give notice of its election within such forty-five (45) day period shall be deemed an election not to accept the First Refusal Offer. If the other Member does not elect to accept the First Refusal Offer, the offeree shall be free to sell its Membership Interest to the maker of the Third Party Offer at the price and upon the terms and conditions set forth therein. If the sale to the maker of the Third Party Offer is not consummated within ninety (90) days from the date the other Member has elected (or been deemed to elect not to) accept the First Refusal Offer, the Membership Interest shall then again become subject to the Right of First Refusal set forth in this
Section 7.3.

     7.4 PRIORITY OF BUY/SELL OR ROFR. If an Offering Notice has been given pursuant to Section 7.2, no ROFR Offering Notice pursuant to Section 7.3 may be given until all of the time periods triggered by the Offering Notice have expired without consummation of the sale pursuant to Section 7.2. However, the recipient of an ROFR Offering Notice under Section 7.3 shall be allowed to give an Offering Notice under Section 7.2 at any time within the forty-five (45) day period specified in Section 7.3, in which case, such Offering Notice under
Section 7.2 shall control and supersede the ROFR Offering Notice, and such ROFR Offering Notice shall be void and of no further effect.

     7.5 TRC RIGHT TO PURCHASE PETRO'S INTEREST UPON DISSOLUTION. In the event the Company is to be dissolved, liquidated and terminated pursuant to Article 8 for any reason other than purchase of a Member's entire Membership Interest pursuant to Section 7.2 or 7.3, prior to the liquidation and termination of the Company, TRC or an Affiliate of TRC shall have the option ("DISSOLUTION PURCHASE OPTION") to acquire Petro's entire Membership Interest as provided in this
Section 7.5. TRC may exercise its Dissolution Purchase Option by providing written notice to Petro to such effect within thirty (30) days after TRC has been advised of the occurrence of a dissolution event specified in Section 8.2 ("DISSOLUTION EVENT"). If TRC exercises its Dissolution Purchase Option, the purchase price for Petro's entire Membership Interest shall be equal to the amount Petro would have been entitled to receive pursuant to Section 8.3(c) on the date on which the Dissolution Event occurred had the Company's business and assets been sold on such date for their sale value, net of presumed closing costs of ten percent (10%) thereof, and the net proceeds thereof used to pay all Company liabilities with any remaining balance immediately distributed. The purchase price shall be paid in cash or certified or cashier's check.

          For purposes of this Section 7.5, the sale value of the Company's business and assets shall be determined via agreement of the Members within thirty (30) days after exercise of the Dissolution Purchase Option or, if they cannot agree within said thirty (30) day period, by an appraiser agreed upon by the Members. In the event that the value of the Company's assets is to be determined by an appraiser, the Members shall attempt in good faith to agree on a single appraiser within fifteen (15) days after expiration of the thirty (30) day period referred to immediately above; if they are unable to agree on a single appraiser within said fifteen (15) day period, each Member shall promptly select an appraiser with experience in valuing similar assets, and the two appraisers so selected shall promptly select a third similarly qualified appraiser. Such third appraiser shall then determine the sale value of the Company's business and assets pursuant to this Section 7.5. If either Member fails for any reason to select an appraiser within five (5) days after being requested to do so by the other, the appraiser selected by the other shall render the appraisal.

     7.6 LIMITATION UPON RIGHTS OF TRANSFEREE. A transferee of a Membership Interest or an Economic Interest shall become a substitute Member effective only on the following conditions:

          (a) The prior written consent of the other Member has been obtained, which consent may be given or withheld in its sole and absolute discretion;

          (b) The transferee shall consent in writing to be bound by all the terms and conditions of this Agreement in the place and stead of the transferor Member;

          (c) The transferee shall pay any expenses of the Members and the Company in effecting the substitution;

          (d) All requirements of the Act, including, if necessary, amendment to this Agreement and the filing of an amendment to the Articles, shall have been completed by the transferee, the Company and the Members; and

          (e) The transfer is effected in compliance with all applicable securities laws.

     If all of the foregoing conditions have not been satisfied, the transferee shall be treated as the holder of only an Economic Interest.

     7.7 PETRO FRANCHISE RIGHTS. In the event TRC purchases Petro's entire Membership Interest, or in the event the Company is dissolved, liquidated and terminated and thereafter TRC or a TRC Affiliate owns the Travel Plaza or an interest therein, Petro shall, provided the person that owns the Travel Center applies for a Petro Travel Center franchise and meets the material criteria therefor, grant a Petro Travel Center franchise to such person on standard terms then being offered by Petro for similar franchise arrangements or as otherwise negotiated.


                                   ARTICLE 8
            DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY

     8.1 LIMITATIONS. The Company may be dissolved, liquidated and terminated pursuant to and only pursuant to the provisions of this Article 8, and the Members do hereby irrevocably waive any and all other rights that they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company's assets.

     8.2 EXCLUSIVE CAUSES. The following and only the following events shall each cause the Company to be dissolved, liquidated and terminated:

          (a)  The election of the Members;

          (b)  The occurrence of a Terminating Capital Transaction;

          (c) The occurrence of any event that would make it unlawful for the business of the Company to be carried on;

          (d) The failure of the Company to secure building permits for the Improvements or receive the initial funding of the Construction Loan on or before December 1, 1998; and

          (e)  The close of business on December 31, 2032.

     8.3 LIQUIDATION. In all cases of dissolution of the Company, the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation and termination of the Company pursuant to the provisions of this Section 8.3, and, as promptly as practicable, each of the following shall be accomplished:

          (a) The Company Property shall be liquidated in an orderly, businesslike and commercially reasonable manner.

          (b) Any Net Profit, Net Loss or other item of income, gain, loss or deduction realized by the Company upon the sale of the Company Property or transfer in kind shall be deemed recognized and allocated to the Members in the manner set forth in Article 5 hereof.

          (c) The proceeds of sale of Company assets and all other assets of the Company shall be applied in the order of priority as follows:

                 (1) to payment of all Company secured debts to third parties and Members, unless such secured indebtedness is assumed by a purchaser of the encumbered property or the conveyance of the encumbered property to such purchaser is made subject to such indebtedness;

                 (2) to payment of all Company unsecured debts other than to the Members;

                 (3) to payment of all Company unsecured debts owed to the Members;

                 (4)  to the establishment of any necessary Reserves;

                 (5) to the Members with accrued but unpaid Priority Investment Returns, in proportion to and to the extent thereof;

                 (6) to the Members in proportion to and to the extent of their respective amounts of Unreturned Priority Additional Capital;

                 (7) To the Members in proportion to and to the extent of their respective amounts of Unreturned Additional Capital;

                 (8) to the Members in proportion to and to the extent of their respective amounts of Unreturned Initial Capital; and

                 (9) finally, to the Members with positive balances in their Capital Accounts, in proportion to and to the extent thereof.

However, in the event that the Members agree that an immediate sale of all or any portion of the Company's assets would cause undue loss to the Members, the Members may if they so agree, in order to avoid such loss, to the extent not then prohibited by the Act, either (i) defer liquidation of and withhold from distribution for a reasonable time any Company assets except those necessary to satisfy the Company's debts and obligations or (ii) distribute such assets to the Members in kind.

In the event the Company is liquidated within seven (7) years from the date an asset with a value in excess of its tax basis is contributed to the Company and, in connection therewith, all or a portion of such asset is to be distributed in-kind, the asset to be distributed shall be revalued by the Members, and any increase or decrease in the value of such asset shall be reflected in the Members' Capital Accounts in accordance with the applicable terms of this Agreement and the applicable principles of the Regulations under Code Sections 704(b) and (c). After such revaluation and the related capital account adjustments have occurred, subject to Section 8.3(c) above, the asset (or as great an interest therein as possible) shall be distributed to the Member who contributed the asset to the Company.

     8.4 NO CAPITAL CONTRIBUTION UPON DISSOLUTION. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, its Capital Contributions thereto, its Capital Account, its share of Net Profits or Net Losses or other items and shall have no recourse therefor (upon dissolution or otherwise) against the other Member. No Member shall be obligated to restore to the Company any negative balance that may exist or continue in such Member's Capital Account.


                                   ARTICLE 9
                               OTHER PROVISIONS


     9.1 ACCOUNTING AND FISCAL YEAR. Subject to Code Section 448, the books of the Company shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by TRC. Unless otherwise required by the Code, the fiscal year of the Company shall end on December 31 of each year ("FISCAL YEAR").

     99.2 ACCOUNTANTS. TRC shall select and retain a certified public accounting firm to prepare the Company's tax returns, to prepare the annual financial statements (which need not be audited) and to give advice with respect to the maintenance of the Company's books and records.

     9.3 BANK ACCOUNTS. Petro shall, on behalf of the Company, maintain commercial checking accounts (collectively, the "ACCOUNT") in such bank or banks as the Members shall agree. A separate account shall be established for the Target Minimum Reserve Amount. All funds of the Company shall be promptly deposited in the Account, and no funds other than funds of the Company shall be deposited in the Account. The funds in the Account shall be used solely for the business of the Company, and all withdrawals from the Account shall be made only on checks signed by either Member or such other person as the Members shall designate.

     9.4 MEETINGS OF MEMBERS. Formal meetings of the Members shall not be held. Votes, consents and other actions and determinations of the Members may, where required by this Agreement or the Act, be given or obtained by written instrument or by voice vote at an informal meeting of the Members called upon reasonable notice and held pursuant to procedures consistent with those pertaining to partnerships. Either Member shall have the right to call a meeting of the Members for any purpose, which shall be held at the Company's principal place of business. A Member may participate in any meeting via telephone.

     9.5 ENTIRE AGREEMENT; BINDING PROVISIONS. This Agreement constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior agreements or understandings between or among the parties hereto pertaining to the subject matter hereof. The covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the heirs, executors, administrators, personal representatives, successors and permitted assigns of the respective parties hereto.

     9.6 FURTHER ASSURANCES. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other instruments, documents and statements, and to take such other action as may be required by law or necessary to effectively carry out the purposes of this Agreement.

     9.7 NOTICES. Any notice, consent, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the person or to an officer of the person to whom the same is directed, or sent by registered or certified mail, return receipt requested, addressed as follows: if to the Company, to the Company at the address set forth in Section 1.3 hereof, or to such other address as the Company may from time to time specify by notice to the Members; if to a Member, to such Member at the address set forth in Exhibit "A", or to such other
                                                   -----------
address as such Member may from time to time specify by notice to the Company. Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered, if delivered personally, or if sent by registered or certified mail, postage and charges prepaid and properly addressed, on the date of receipt or refusal indicated on the return receipt.

     9.8 ATTORNEYS' FEES. In the event that any action or proceeding is filed by any Member or by the Company as against the Company or any other Member to enforce any of the covenants or conditions hereof, the party in whose favor final judgment shall be entered shall be entitled to have and recover of and from the other reasonable attorneys' fees to be fixed by the court wherein said judgment be entered.

     9.9 TAX MATTERS. TRC shall be designated and shall operate as "tax matters partner" (as defined in Code Section 6231), to oversee or handle matters relating to taxation of the Company. TRC may make all Company elections for federal income and all other tax purposes. To the extent an action to be taken or election to be made by TRC as "tax matters partner" could have a material adverse effect on Petro, such action or election shall not be taken or made until the consent thereto of Petro has been obtained.

     9.10 GOVERNING LAW. This Agreement, including its existence, validity, construction and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of California (without regard to its principles of conflicts of law).

     9.11 TIME OF ESSENCE.  Time is of the essence of this Agreement.

     9.12 AMENDMENTS. No amendments to this Agreement shall be effective without the written approval of the Members.

     9.13 COUNTERPARTS. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all of the parties have not signed the same counterpart.

     9.14 TITLES. Article and Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

     9.15 SUCCESSORS. This Agreement shall bind and inure to the benefit of the Members' respective successors and assigns.

     9.16 COMPUTATION OF TIME PERIODS. All periods of time referred to in this Agreement shall include Saturdays, Sundays and state or national holidays, provided that if the date or last date to perform any act or give any notice or approval shall fall on a Saturday, Sunday or state or national holiday, such act or notice may be timely performed or given on the next succeeding day which is not a Saturday, Sunday or state or national holiday.

     9.17 SEVERABILITY. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the minimum extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provision or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

     9.18 MAXIMUM INTEREST RATES. Notwithstanding any provision in this Agreement to the contrary, no amount owing to any person pursuant to this Agreement or any agreement executed pursuant to the terms hereof shall accrue interest in excess of the maximum applicable rate permitted by applicable law. In the event that a person accepts as interest an amount which would exceed the highest lawful rate, the amount which would constitute excess interest shall be applied to the reduction of the unpaid principal balance due pursuant to the loan with respect to which such payment is being made.

     9.19  ARBITRATION.  Any disputes which may arise under Section 3.2 or
Article 7 shall be subject to final, binding arbitration upon written request by either Member in accordance with this Section 9.19. The dispute shall be submitted before the American Arbitration Association ("AAA") within ten (10) days after the requesting notice in accordance with the AAA's Commercial Arbitration Rules as modified by this Section 9.19; a decision shall be issued within thirty (30) days after the close of the record; and judgment upon the award may be entered in any court having jurisdiction over the judgment. Upon invocation of the arbitration procedure, each Member shall submit to each other and the arbitrator their respective proposals for resolution of the dispute, and the arbitration shall be limited to the sole question of determining which written proposal is to be accepted. The arbitrator shall have no authority to compromise between the proposals. If a Member fails to appear at any properly noticed arbitration proceeding, an award may be entered against such Member notwithstanding such failure to appear. If the Members disagree on the choice for an arbitrator, the parties shall jointly request the AAA to furnish a list of five available arbitrators experienced in commercial real estate and limited liability company or partnership matters. After receipt of such list and an opportunity to consider the names, each party may designate in writing to the AAA not more than two names to be eliminated from the selection process. If more than one name remains after such eliminations are made, the selection of the arbitrator shall be made by lot from the remaining names. If either party makes demand upon the other for arbitration, the arbitration shall be conducted at the AAA offices in Phoenix, Arizona. The parties may mutually agree to another location. All costs and expenses associated with the arbitration, including the expenses, wages and compensation of any witnesses, the fee for the arbitration, the arbitrator's fees and expenses, the cost of any hearing room, the cost of a shorthand or similar reporter and all transcripts, and all legal fees reasonably incurred by the Members in the arbitration shall be borne by the Member whose written proposal is not accepted by the arbitrator.

     9.20 NO THIRD PARTY BENEFICIARIES. The Members intend and agree that their respective obligations set forth in this Agreement constitute an agreement solely to and for the benefit of each other and not to or for the benefit of the Company or any third party. Accordingly, except as otherwise explicitly set forth herein, no third party shall be entitled to enforce the Member's obligations set forth herein.

     9.21 SIGNATORY AUTHORITY. By signing this Agreement, the individual or individuals signing this Agreement on behalf of each Member represents to the other Member that he or she has full authority to do so, has received all required consents, and that his or her signature (together with the signature or signatures of any other individual signing below on behalf of such Member) is
(are) the only signatures required to bind the Member on whose behalf he or she is signing this Agreement.

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

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


PETRO STOPPING CENTERS, L.P., a         TEJON DEVELOPMENT CORPORATION, a
Delaware limited partnership            California corporation


By:  /s/ [ILLEGIBLE]                    By:
   -----------------------------           --------------------------------
Title:  Executive v. President          Title:
      --------------------------              -----------------------------


By:  /s/ [ILLEGIBLE]                    By:
   -----------------------------           --------------------------------
Title:   Secretary                      Title:
      --------------------------              -----------------------------

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

     In order to induce Petro to enter into this Agreement, the undersigned Tejon Ranch Company, a Delaware corporation, hereby unconditionally guarantees the performance by TRC of all of its material obligations under the Agreement. This guaranty shall be effective despite any renewal, modification or waiver by the Members of TRC's obligations under the Agreement, and no such modification, renewal or waiver shall operate to limit, defeat, modify or otherwise affect this guaranty.


TEJON RANCH COMPANY, a
Delaware corporation


By:
   ---------------------------------
Title:
      ------------------------------



By:
   ---------------------------------
Title:
      ------------------------------

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